EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of U.S. Physical Therapy, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of U.S. Physical Therapy, Inc. on Forms S-8 (File Nos. 333-30071 effective June 26, 1997, 333-64159 effective September 24, 1998, 333-67678 effective August 16, 2001, 333-67680 effective August 16, 2001, 333-82932 effective February 15, 2002, 333-103057 effective February 10, 2003, 333-113592 effective March 15, 2004, 333-116230 effective June 4, 2004, 333-153051 effective August 15, 2008, 333-185381 effective December 11, 2012, 333-200832 effective December 10, 2014, and 333-230368 effective March 18, 2019).

/s/ GRANT THORNTON LLP

Houston, Texas
March 1, 2021